Exhibit 15.1

FOR IMMEDIATE RELEASE

GIP TO PARTNER WITH

OAK STREET REAL ESTATE CAPITAL

Generation Income Properties, Inc. (“GIP”), the public real estate investment trust founded by David Sobelman, has entered into a preliminary financing arrangement with affiliates of Oak Street Real Estate Capital, LLC (“Oak Street”).  Oak Street recently closed its fourth fund at $1.25 billion in September 2017 and has agreed to provide up to $15 million of preferred equity capital to a to-be-formed partnership, in joint venture with GIP (the “JV”).  The JV intends to acquire high quality, investment grade net leased commercial real estate.

About Generation Income Properties

Generation Income Properties, Inc., located in Tampa, Florida, is an internally managed real estate investment trust formed to acquire and own, directly and jointly, real estate investments focused on retail, office and industrial net lease properties located primarily in major United States cities, with an emphasis on the major coastal markets.  We invest primarily in freestanding, single-tenant commercial retail, office and industrial properties.

About Oak Street Real Estate Capital

Oak Street Real Estate Capital, LLC is a real estate investment firm founded in 2009 and based in Chicago, Illinois, Oak Street primarily focuses on real estate acquisitions with net-leases to investment grade tenants. The firm specializes in and seeks to provide capital solutions to a variety of credit tenants (e.g. corporations, healthcare systems, universities, and governmental entities) primarily through sale-leaseback and build-to-suit transactions across the United States, while additionally providing advisory services and comprehensive real estate solutions.

Forward-Looking Statement

This press release, whether or not expressly stated, may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  It reflects the company’s expectations regarding future events and economic performance and are forward-looking in nature and, accordingly, are subject to risks and uncertainties. Such forward-looking statements include risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements which are, in some cases, beyond the Company’s control which could have a material adverse effect on the company’s business, financial condition, and results of operations.

GIPREIT.COM

CONTACT:

Generation Income Properties, Inc.

David Sobelman

President

(813) 448-1234

DS@gipreit.com

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